Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-17

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES EXERCISE OF WARRANTS

CARENCRO, LA – August 27, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that two of its significant shareholders have exercised common stock purchase warrants, previously acquired, that the shareholders had the right to exercise until 2010. The resulting capital infusion will generate incremental cash for the company of $2.6 million and result in the issuance of 1,150,000 shares of common stock.

The Company and its lender have agreed to use these proceeds on new capital investment, over and above current capital spending limits and other covenant calculations. The Company feels this use of the funds will be in the best interest of both shareholders and lenders.

Brian J. Recatto, President and Chief Executive Officer of OMNI, stated, “We continue to experience increased demand for our services in support of our clients’ expanding drilling activity. These funds will enhance our ability to meet clients’ equipment needs associated with the growth in their drilling and completion operations. We are very pleased with the confidence our shareholders have shown by exercising their warrants early and the confidence our lenders have displayed in support of this transaction.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely conversion of seismic drilling backlog into revenue, the acceptance and use of the expanded environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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